Exhibit 99.1

Kenneth L. Shropshire, Wharton Professor and Corporate Lawyer, Appointed

As An Independent Member of the Moelis & Company Board of Directors

New York, July 1, 2014:  Moelis & Company (NYSE: MC), a leading global independent investment bank, today announced the appointment of Kenneth L. Shropshire, Wharton professor and corporate lawyer, as an independent member of the Board of Directors.

Mr. Shropshire is the David W. Hauck Professor at the Wharton School of the University of Pennsylvania, teaching legal and business aspects of sports; business law and ethics; negotiation and dispute resolution; and diversity and the law. He is the director and founder of the Wharton Sports Business Initiative, a think-tank that generates and disseminates knowledge about the sports industry through educational programs, strategic corporate partnerships, high-level student consulting assignments, global forums and research. Mr. Shropshire also serves as Special Counsel to the global law firm Duane Morris LLP where he practices corporate law with a concentration in sports and business law.

Ken Moelis, Chairman and CEO of Moelis & Company, said, “We are delighted to welcome Ken to the Moelis & Company board so soon after our initial public offering in April. Ken brings new perspectives and a wealth of unique experience to this role which will benefit the Firm, and our clients, greatly.”

Mr. Shropshire is also a consultant to the Miami Dolphins Foundation and the National Football League, where he assists the organization in expanding its player development and social impact program, and he currently leads the research efforts of the Major League Baseball On-Field Diversity Task Force.  His consulting roles have also included work for the NCAA, the NFL Players Association and USA Track and Field, and he was an executive on the organizing committee for the 1984 Los Angeles Olympic Games. Mr. Shropshire is a founder and member of the Board of Directors of the Valley Green Bank in Philadelphia and also serves as a trustee of the Women’s Sports Foundation and the Board of Directors of Peace Players International.  He is a former president of the Sports Lawyers Association, the largest such organization in the world, and Program Chair of the ABA Forum Committee, Sports Law Section.  Mr. Shropshire is the author of numerous books and articles on the business of sports.

Mr. Shropshire is a 1980 graduate of Columbia Law School and a 1977 graduate of Stanford University.

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About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.  The Firm serves its clients with nearly 500 employees based in 15 offices in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com.

Media Contact:

Andrea Hurst

Moelis & Company

T: + 1 212 883 3666

M: + 1 347 583 9705

andrea.hurst@moelis.com

Investor Contact:

Kate Pilcher Ciafone

Moelis & Company

T: + 1 212 883 3800

kate.ciafone@moelis.com